Exhibit 99.1

Hines REIT Strategic Update

We are pleased to update you on a number of strategic initiatives recently approved by Hines REIT’s board of directors in an effort to strengthen the Company’s liquidity and capital position, and to enable us to take advantage of attractive investment opportunities in the coming years.

Potential Offering of Preferred Shares

As we have indicated previously, we believe the current distress in the market may create attractive real estate investment opportunities at investment returns higher than those achieved over the last several years.  Accordingly, we believe that raising additional capital over the next few years is an important priority for the Company in order to meet ongoing liquidity needs and enable us to pursue a significant amount of new investment opportunities.  We believe being able to invest in attractively-priced real estate investments could enhance the long-term investment returns to our current common shareholders.  In an attempt to raise significant amounts of new capital in the current environment, we have decided to pursue a public best-efforts offering of preferred shares.  We expect that these preferred shares will have an attractive fixed preferred dividend rate, as well as a pre-determined time period during which we would expect, at our option, to redeem the preferred shares at face value, which would provide these shareholders with a return of their investment.  We intend to utilize a significant portion of the proceeds we raise from the preferred share offering to make new investments which we believe could increase our earnings and cash flows, enhancing the long-term returns to our common shareholders.  Upon launching an offering of preferred shares, we expect to terminate our current offering of our common shares.  In addition, we expect to consider offering our common shareholders the option to have their distributions reinvested in our preferred shares. There is no assurance that we will be able to successfully launch an offering of preferred shares, raise proceeds from such an offering or, if we do raise such proceeds, that we will be able to successfully invest such proceeds, or that such investments will enhance the long term returns to our common shareholders.

Amendment to Share Redemption Program

As an additional measure to fortify the Company’s liquidity position and enable us to pursue attractive investment opportunities in the current market, our board of directors has authorized an amendment to our share redemption program, pursuant to which we will redeem shares on a quarterly, rather than monthly, basis.  We expect the first quarterly redemptions will occur in January 2010 for redemption requests submitted during the fourth quarter of 2009.  In addition, funds available for redemption each quarter will be limited to the lesser of the amount required to redeem 10% of the shares outstanding as of the same date in the prior calendar year or the amount of proceeds received from our dividend reinvestment plan in the prior quarter.

Consideration of a Liquidity Event

We expect our board of directors may begin to consider possible exit strategies for all or a portion of the Company’s portfolio in approximately 6-10 years.  Any such exit strategy would only be executed if it is deemed to be in our shareholders’ best interests, and there can be no assurances that our board of directors will consider any such exit strategy.

Our highest priority at Hines REIT is the successful management of our shareholders’ investments.  We believe that our conservative financing strategy since the Company’s inception, our careful management of our cash flow and liquidity position during the current down cycle, and the initiatives described above will combine to enable Hines REIT to successfully navigate the remainder of the current recession, and to capitalize on attractive investment opportunities we believe the market will present as the real estate markets and broader economy move into a recovery.

We would be happy to discuss these initiatives and any other Hines REIT matters with you, so feel free to call your Hines Regional Sales Director or Internal Sales Consultant at your convenience.

FOR BROKER/DEALER USE ONLY.